                                                                    EXHIBIT 10.4

               FIRST AMENDMENT TO THE NON-EMPLOYEE DIRECTOR STOCK
                       OPTION PLAN OF LANDAIR CORPORATION



Landair Corporation, a Tennessee corporation (the "Company"), hereby amends its Non-Employee Director Stock Option Plan (the "Plan"), subject to shareholder approval as provided below:

         1. The first two sentences of Section 4 of the Plan are hereby amended to read as follows in their entirety:

                  "Each eligible participant serving as a director on the effective date of the Plan shall automatically be granted, on such effective date, Options to purchase fifteen thousand (15,000) shares of Common Stock. Each individual who serves as a director of the Company and is an eligible participant shall automatically be granted options to purchase seven thousand five hundred (7,500) shares of Common Stock on the first business day after each Annual Meeting of Shareholders of the Company occurring after the effective date of the Plan."

         2. The first sentence of subparagraph (d) of Section 5 of the Plan is hereby amended to read as follows in its entirety:

                  "The initial Options to purchase fifteen thousand (15,000) shares of Common Stock granted to directors on the effective date of the Plan shall become exercisable in two (2) equal installments on the first and second anniversaries of their respective dates of grant."

         3. The first sentence of Section 8 of the Plan is hereby amended to read as follows in its entirety:

                  "The Plan shall become effective as of October 5, 1998, subject to the approval of a majority of the shareholders of the Company."

         4. This Amendment shall be effective upon its approval by the Company's shareholders.